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                                                                      EXHIBIT 14

                          WESTERN RESERVE BANCORP, INC.
                       CODE OF ETHICS AND BUSINESS CONDUCT

I.    PURPOSE

      The honesty, integrity and sound judgment of our directors, officers and employees is fundamental to Western Reserve Bancorp's reputation and success. This Code of Ethics and Business Conduct (this "Code") provides a statement of Western Reserve Bancorp, Inc.'s expectations regarding the ethical standards that each director, officer and employee should adhere to while acting on the behalf of Western Reserve Bancorp, Inc. and its subsidiaries. This Code applies to all directors, officers and employees of Western Reserve Bancorp, Inc. and our subsidiaries, including the following (the "Senior Financial Officers"): Western Reserve Bancorp, Inc.'s Chief Executive Officer, the Chief Financial Officer, the principal accounting officer and other senior financial officers performing accounting, auditing, financial management or similar functions. Each director, officer and employee is expected to read and become familiar with the ethical standards described in this Code and will be required, from time to time, to affirm his or her agreement to adhere to such standards by signing the Compliance Certificate that appears at the end of this Code.

      This Code is intended to deter wrongdoing and to promote:

      - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      - full, fair, accurate, timely and understandable disclosure in reports and documents that Western Reserve Bancorp, Inc. files with, or submits to, the Securities Exchange Commission, any banking regulatory agency, and in other public communications made by Western Reserve Bancorp, Inc.;

      -     compliance with applicable governmental laws, rules and regulations;

      - the prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

      -     accountability for adherence to the Code.

II.   COMPLIANCE WITH LAWS, RULES AND REGULATIONS

      Western Reserve Bancorp, Inc. will comply with all laws and governmental regulations that are applicable to Western Reserve Bancorp, Inc.'s activities, and expects that all directors, officers and employees acting on behalf of Western Reserve Bancorp, Inc. will obey the law. While the law prescribes a minimum standard of conduct, this Code requires conduct that often exceeds the legal standards. Specifically, Western Reserve Bancorp, Inc. is committed to:

      - conducting its activities in full compliance with all applicable banking laws;

      - keeping the political activities of Western Reserve Bancorp, Inc.'s directors, officers and employees separate from Western Reserve Bancorp, Inc.'s business and prohibiting any illegal payments to any government officials or political party representatives; and

      -     complying with all applicable state and federal securities laws.

      Directors, officers and employees are prohibited from illegally trading Western Reserve Bancorp, Inc.'s securities while in possession of material, nonpublic ("inside") information about Western Reserve


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Code of Ethics and Business Conduct

      Bancorp. Western Reserve Bancorp has adopted a specific insider trading policy (the "policy"), which describes the nature of inside information and the related restrictions on trading, and has distributed the policy to its directors, executive officers and other Senior Financial Officers.

III.  CONFLICTS OF INTEREST

      A "conflict of interest" occurs when your personal interests or personal relationships interfere or appear to interfere in any way with the interests of Western Reserve Bancorp, Inc. You are expected to avoid all situations that might lead to a real or apparent material conflict between your self-interest and your duties and responsibilities as an employee, officer or director of Western Reserve Bancorp, Inc. Any position or interest, financial or otherwise, which could materially conflict with your performance as an employee, officer or director of Western Reserve Bancorp, Inc., or which affects or could reasonably be expected to affect your independence or judgment concerning transactions between Western Reserve Bancorp, Inc., its customers, suppliers or competitors or otherwise reflects negatively on Western Reserve Bancorp, Inc. would be considered a conflict of interest.

      At the same time, it is customary and routine for directors, officers and employees of community banks and their spouses, family members and associates to do business with their community bank. Such a relationship, including specifically routine banking business, is viewed as beneficial to Western Reserve Bancorp, Inc. and its subsidiaries and should be encouraged, so long as such relationships are fair and reasonable to Western Reserve Bancorp, Inc. and its subsidiaries and are entered into upon terms and conditions generally available to the public or similar to that which could be obtained from an independent third party. All employees, officers and directors are expected to demonstrate the ability to manage properly their personal finances, particularly the prudent use of credit.

      Western Reserve Bancorp, Inc. and its subsidiaries may do business and have financial dealings with directors, officers and employees and their respective spouses, family members and associates if:

      - such business or financial dealings involve Western Reserve Bancorp, Inc. or Western Reserve Bank providing banking or financial services to such person in the ordinary course of business upon terms and conditions generally available to the public, to the extent such arrangements are made in compliance with all applicable banking and securities laws and regulations; or

      - the terms and conditions of such relationship have been presented to and approved by the Audit Committee of Western Reserve Bancorp, Inc.'s Board of Directors. If any member of the Audit Committee, or any associate or family member of such member, proposes to provide products or services to Western Reserve Bancorp, Inc., he or she shall recuse themselves from the discussion and decision about the appropriateness of such arrangement.

      Western Reserve Bank may extend credit to any executive officer or director on substantially the same terms as those prevailing for comparable transactions with other persons or that may be available to bank employees generally as permitted by and in accordance with Regulation O of the Board of Governors of the Federal Reserve System.

      In order to avoid a conflict of interest or the appearance of a conflict of interest, no director, officer or employee shall be a consultant to, or a director, officer or employee of, or otherwise operate an outside business that markets products or services in competition with Western Reserve Bancorp, Inc.'s products and services.

      Directors and officers shall notify Western Reserve Bancorp, Inc.'s Chief Executive Officer and employees who are not directors or officers shall notify Western Reserve Bancorp, Inc.'s Director of Human Resources of the existence of any actual or potential conflict of interest.


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IV.   CONFIDENTIALITY

      Using confidential information about Western Reserve Bancorp, Inc. or its businesses, employees, officers, directors, customers or suppliers for personal benefit or disclosing such information to others outside your normal duties is prohibited. Directors, officers and employees shall maintain the confidentiality of all information entrusted to them by Western Reserve Bancorp, Inc., its subsidiaries, their customers or business partners, except when disclosure is authorized by Western Reserve Bancorp, Inc. or legally required.

      Confidential information includes (1) information marked "Confidential," "Private," "For Internal Use Only," or similar legends, (2) business or marketing plans or projections, (3) earnings and other internal financial data, (4) personnel information, (5) customer lists or other personal or nonpublic information of customers, and (6) other nonpublic information that, if disclosed, might be of use to Western Reserve Bancorp, Inc.'s competitors, or harmful to Western Reserve Bancorp, Inc. or its customers or other business partners.

      To avoid inadvertent disclosure of confidential information, directors, officers and employees shall not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends.

V. CORPORATE OPPORTUNITIES; PROTECTION AND PROPER USE OF WESTERN RESERVE BANCORP, INC.'S ASSETS

      Employees, officers and directors are prohibited from:

            (i) Personally benefiting from opportunities that are discovered through the use of Western Reserve Bancorp, Inc. property, contacts, information or position.

            (ii) Accepting employment or engaging in a business that conflicts with the performance of your duties or Western Reserve Bancorp, Inc.'s interest.

            (iii) Soliciting, demanding, accepting or agreeing to accept anything of value from any person in conjunction with the performance of your employment or duties at Western Reserve Bancorp, Inc., provided that this provision shall not prohibit the acceptance of gifts, gratuities, meals or entertainment unless the acceptance of such items could influence or reasonably give the appearance of influencing Western Reserve Bancorp, Inc.'s business relationship with that person or go beyond common courtesies usually associated with accepted business practice.

            (iv) Acting on behalf of Western Reserve Bancorp, Inc. in any transaction in which you or your immediate family has a significant direct or indirect financial interest.

            (v) Offering something of value to someone with whom you transact business if the benefit is not otherwise available to other similarly situated Western Reserve Bancorp, Inc. customers or suppliers under the same conditions.

      All employees, officers and directors should protect Western Reserve Bancorp, Inc.'s property and assets and ensure their efficient and proper use. Theft, carelessness and waste can directly impact Western Reserve Bancorp, Inc.'s profitability, reputation and success. Permitting Western Reserve Bancorp, Inc. property (including data transmitted or stored electronically and computer resources) to be damaged, lost, or used in an unauthorized manner is strictly prohibited. Employees, officers and directors may not use corporate, bank or other official stationary for personal purposes.


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VI.   OUTSIDE BUSINESS RELATIONSHIPS

      Before agreeing to act as a director, officer, consultant, or advisor for any other business organization, you should notify your immediate supervisor.

      Directors should disclose all new directorships or potential directorships to the Chairman of the Nominating and Governance Committee in order to avoid any conflicts of interest and to maintain independence.

      Western Reserve Bancorp, Inc. encourages civic, charitable, educational and political activities as long as they do not interfere with the performance of your duties at Western Reserve Bancorp, Inc. Western Reserve Bancorp, Inc. reserves the right to request that officers, directors and employees cease such activities to the extent it determines that such activities do interfere with the performance of their duties.

      Employees who are considering outside employment should notify their manager or supervisor. Managers will review outside employment requests for potential conflicts of interest.

VII.  FAIR DEALING

      Western Reserve Bancorp, Inc. is committed to promoting the values of honesty, integrity and fairness in the conduct of its business and sustaining a work environment that fosters mutual respect, openness and individual integrity. Directors, officers and employees are expected to deal honestly and fairly with Western Reserve Bancorp, Inc.'s customers, suppliers and other third parties. To this end, directors, officers and employees shall not:

      - make false or misleading statements to customers, suppliers or other third parties;

      - solicit or accept from any person that does business with Western Reserve Bancorp, Inc., or offer or extend to any such person,

            -     cash of any amount; or

            - gifts, gratuities, meals or entertainment that could influence or reasonably give the appearance of influencing Western Reserve Bancorp, Inc.'s business relationship with that person or go beyond common courtesies usually associated with accepted business practice;

      - solicit or accept any fee, commission or other compensation for referring customers to third-party vendors; or

      - otherwise take unfair advantage of Western Reserve Bancorp, Inc.'s customers or suppliers, or third-parties, through manipulation, concealment, abuse of confidential information or any other unfair-dealing practice.

      Employees must disclose prior to their hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of their positions with Western Reserve Bancorp, Inc. Copies of such agreements should be provided to the Human Resources Department to permit evaluation of the agreement in light of the employee's position. In no event shall an employee use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance of his or her duties for or on behalf of Western Reserve Bancorp, Inc.


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      Directors, officers and employees should not directly or indirectly accept bequests under a will or trust if such bequests have been made to them because of their employment or association with Western Reserve Bancorp, Inc.

VIII. ACCURATE AND TIMELY PERIODIC REPORTS

      Western Reserve Bancorp, Inc. is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that it is required to file with, or submit to the Securities and Exchange Commission. To this end, all employees, directors and officers, within the scope of their respective roles and duties, will act to assist and promote Western Reserve Bancorp, Inc.'s:

      - compliance with generally accepted accounting principles at all times;

      - maintenance of a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

      - maintenance of books and records that accurately and fairly reflect Western Reserve Bancorp, Inc.'s transactions;

      - maintenance of a system of internal controls and procedures that will provide reasonable assurances to management that material information about Western Reserve Bancorp, Inc. is properly recorded, processed and made known to management, so that information required to be disclosed or submitted by Western Reserve Bancorp, Inc. in its reports to the Securities and Exchange Commission is properly reported; and

      - presentation of information in a clear and orderly manner and avoid the use of legal and financial jargon in Western Reserve Bancorp, Inc.'s periodic reports.

IX.   REPORTING AND EFFECT OF VIOLATIONS

      Directors and officers shall report, in person or in writing, any known or suspected violations of laws, governmental regulations or this Code that involves any director, officer or employee to Western Reserve Bancorp, Inc.'s Chief Executive Officer, unless the known or suspected violation involves Western Reserve Bancorp, Inc.'s Chief Executive Officer, in which case such matters shall be reported to the Audit Committee of the Board of Directors. Employees who are not directors or officers shall report such violations to Western Reserve Bancorp, Inc.'s Director of Human Resources. Western Reserve Bancorp, Inc. will not allow any retaliation against a director, officer or employee who acts in good faith in reporting any such violation.

      Western Reserve Bancorp, Inc.'s Chief Executive Officer, Director of Human Resources or Audit Committee, as the case may be, will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Directors, officers and employees that violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion or discharge.

X.    ADMINISTRATION AND WAIVER OF THIS CODE

      The Nominating and Corporate Governance Committee of Western Reserve Bancorp, Inc.'s Board of Directors is responsible for setting the standards of ethical business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to Western Reserve Bancorp, Inc., the business practices within the banking and financial services industry, Western Reserve Bancorp, Inc.'s own business practices, and the prevailing ethical standards of the communities in which Western Reserve Bancorp, Inc. operates. While Western Reserve


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      Bancorp, Inc.'s Chief Executive Officer will oversee the procedures designed to implement this Code to ensure that they are operating effectively, it is the individual responsibility of each director, officer and employee of Western Reserve Bancorp, Inc. to comply with this Code. Any questions on this Code shall be directed to the Western Reserve Bank Human Resources Department.

      The provisions of this Code may be waived for directors, executive officers or other Senior Financial Officers only by a resolution of the Audit Committee of Western Reserve Bancorp, Inc.'s Board of Directors. The provisions of this Code may be waived for employees who are not directors, executive officers or other Senior Financial Officers by Western Reserve Bancorp, Inc.'s Chief Executive Officer or the Director of Human Resources.

      Any waiver of the provisions of this Code or any amendment (other than a technical, administrative or non-substantive amendment) to the provisions of this Code will be reported or disclosed in accordance with the regulations of the Securities and Exchange Commission and the rules of The Nasdaq Stock Market, if applicable.

      All managers and direct supervisors are responsible for reviewing this Code with their subordinates each time a new edition of the Code is published.

      It is also the responsibility of the Human Resources Department to reaffirm compliance with this Code, from time to time, by all employees and officers, and to obtain a signed certificate that each employee and officer has read and understands the guidelines and will comply with them. The provisions of the Code will be included in the Western Reserve Bancorp, Inc. Employee Handbook. The Employee Handbook will be issued to all new employees and officers at the time of employment and reissued to existing employees and officers from time to time. Employees will be required to sign a receipt form for the Employee Handbook indicating they have read this Code and comply with its provisions.

      Employees, officers and directors of Western Reserve Bancorp, Inc. are expected to follow this Code at all times. Generally, there should be no waivers to this Code, however, in rare circumstances conflicts may arise that necessitate waivers.


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                             COMPLIANCE CERTIFICATE

      I have read and understand Western Reserve Bancorp, Inc.'s Code of Ethics and Business Conduct (the "Code"). I will adhere in all respects to the ethical standards described in the Code. I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

      I certify to Western Reserve Bancorp, Inc. that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.

Date:                                        _______________________________
                                             Name:
                                             Title/Position:

Check one of the following:

| |   A Statement of Exceptions is attached.

| |   No Statement of Exceptions is attached.


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